Exhibit 99.3

601 East Beardsley Avenue, Elkhart, IN 46514-3305

SECOND QUARTER 2020 INVESTOR QUESTIONS & ANSWERS

Published March 9, 2020

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

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Net sales for the second quarter were $2.0 billion, an increase of $712.6 million, or 55.2%, compared to the prior year. Second-quarter results include an increase of $74.5 million in North American RV sales and the addition of $637.1 million in net sales from Erwin Hymer Group ("EHG").

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Gross profit margin for the second quarter was 12.8%, an improvement of 180 basis points over the prior year, reflecting the impact of management-led initiatives driving lower material and labor cost percentages.

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Diluted earnings per share rose to $0.52, compared to a loss of $(0.10) per diluted share for the prior-year period. Second quarter fiscal 2020 earnings include the unfavorable impact of two non-cash impairment charges totaling $0.15 per diluted share, while second quarter fiscal 2019 earnings included the unfavorable impact of costs related to the acquisition of EHG totaling $0.75 per diluted share.

▪	To date, the Company has paid approximately $530 million of principal on its acquisition-related debt.

Coronavirus Update

As of the date of this release, the coronavirus and the resultant responses to the virus have created a number of uncertainties that could impact us in future periods. While we certainly hope that the virus does not escalate further, we support efforts being taken to curb its spread and we are monitoring developments on a daily basis – especially as they relate to potential impacts on our employees and supply chain. The developments related to the virus are changing rapidly and so too are our internal responses. To date:

▪	We have not experienced any production shut-downs or delays at any of our production facilities.
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We do not source a significant amount of raw materials directly from China, for either our U.S. or European operations, and we currently believe we have sufficient supply of such raw materials for the near term, at a minimum. We are also seeking alternative sources of back-up supply, where warranted.

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We do utilize various key third-party suppliers for both our U.S.-based and European-based operations who source various component parts from China. We are in frequent, regular contact with these key suppliers as they evaluate their own supply chain, our raw material needs and alternative sources of supply.

▪	We have not seen any reduction of dealer orders, nor any negative impact on retail sales.
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We are evaluating and limiting our international travel schedules to ensure the safety of our global employee base. We do not currently expect travel concerns to impact our recently announced Hymer USA start-up activities.

Long-Term Outlook Assumptions

Absent a significant economic impact to the United States or Europe as a result of the coronavirus, our long-term outlook for the RV industry currently includes:

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Positive long-term RV industry fundamentals in both North America and Europe. This assumption is supported by favorable demographics, consistently strong consumer confidence rates, favorable employment and wage trends, adequate availability of credit at historically low rates and a healthy housing market.

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Near-term and long-term optimism from independent dealers in both North America and Europe. Independent dealer optimism remains high, in both the near and long term, as demand continues to be driven by favorable demographic and lifestyle growth trends, including the ongoing strength of baby-boomer customers, as well as first-time and younger buyers. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses with new or expanded locations, added service facilities and other amenities to serve RV consumers.

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Market conditions in North America. We believe that the independent dealer inventory rationalization is largely complete and expect a return to a more direct relationship between annual retail sales and wholesale shipments during calendar 2020. While we are still forecasting calendar 2020 North American retail sales to be flat to modestly down at this point in the selling season, we are also seeing signs of potential upside for the remainder of our fiscal year.

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Market conditions in Europe. In Europe, we believe that independent dealer inventory levels of EHG products in Europe have rationalized and are now generally appropriate for seasonal consumer demand moving into the peak selling season.

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Effective tax rate. The Company’s overall effective tax rate for the three months ended January 31, 2020 was 22.5%. The Company expects a worldwide effective tax rate for the entire 2020 fiscal year ranging between 20% and 23%, before consideration of any unknown discrete tax items.

Summary of Key Quarterly Segment Data – North American Towable RVs

NET SALES:	Three Months Ended January 31, 2020	Three Months Ended January 31, 2019	% Change
North American Towables
Travel Trailers and Other	$583,121	$535,779	8.8%
Fifth Wheels	400,786	345,785	15.9%
Total North American Towables	$983,907	$881,564	11.6%

# OF UNITS:	Three Months Ended January 31, 2020	Three Months Ended January 31, 2019	% Change
North American Towables
Travel Trailers and Other	27,126	25,222	7.5%
Fifth Wheels	8,440	7,536	12.0%
Total North American Towables	35,566	32,758	8.6%

ORDER BACKLOG	As of January 31, 2020	As of January 31, 2019	% Change
North American Towables	$948,055	$812,020	16.8%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year
	2019	2018
U.S. Market	44.5%	48.2%
Canadian Market	50.2%	53.0%
Combined North American Market	45.1%	48.7%

(1) Source: Statistical Surveys, Inc. YTD December 31, 2019 vs. YTD December 31, 2018

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

According to statistics published by the Recreational Vehicle Industry Association ("RVIA"), for the three months ended January 31, 2020, combined industry travel trailer and fifth wheel wholesale unit shipments increased 6.6% compared to the same period last year. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

According to statistics published by Stat Surveys, for the three months ended December 31, 2019 and 2018, our North American market share for travel trailers and fifth wheels combined was 42.8% and 47.9%, respectively.

Our subsidiaries have remained disciplined in their approach as they manage production in an effort to balance with demand, limit finished goods inventory and support a stable pricing environment. We expect to remain disciplined in future production levels to avoid unhealthy discounting pressures as we focus on market share growth, but always in consideration of healthy gross margins.

Summary of Key Quarterly Segment Data – North American Motorized RVs

NET SALES:	Three Months Ended January 31, 2020	Three Months Ended January 31, 2019	% Change
North American Motorized
Class A	$125,474	$173,488	(27.7)%
Class C	186,761	182,502	2.3%
Class B	31,445	15,505	102.8%
Total North American Motorized	$343,680	$371,495	(7.5)%

# OF UNITS:	Three Months Ended January 31, 2020	Three Months Ended January 31, 2019	% Change
North American Motorized
Class A	1,066	1,392	(23.4)%
Class C	2,483	2,589	(4.1)%
Class B	254	111	128.8%
Total North American Motorized	3,803	4,092	(7.1)%

ORDER BACKLOG	As of January 31, 2020	As of January 31, 2019	% Change
North American Motorized	$784,355	$639,876	22.6%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year
	2019	2018
U.S. Market	37.0%	39.4%
Canadian Market	39.4%	38.1%
Combined North American Market	37.1%	39.3%

(1) Source: Statistical Surveys, Inc. YTD December 31, 2019 vs. YTD December 31, 2018

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

According to statistics published by RVIA, industry wholesale unit shipments decreased 12.9% for the three months ended January 31, 2020. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

According to statistics published by Stat Surveys, for the three months ended December 31, 2019 and 2018, our North American market share for motorhomes was 36.0% and 35.9%, respectively.

Our Class B sales have more than doubled during the second quarter fiscal 2020, as compared to last year's second quarter, due in large part to the introduction of two new Class B products from Thor Motor Coach, the Sequence and Tellaro.

We anticipated a slight downtick in calendar year market share due to changes in product mix and our disciplined approach to production and pricing. Our subsidiaries have managed production levels in an effort to meet demand while limiting finished goods inventory in order to support a stable pricing environment. With the introduction of two new Class B products, in addition to our already strong offerings, we have broadened our product portfolio and expect to see share growth in the fastest growing segment of the motorized market in calendar 2020, while also pursuing growth in the Class A and Class C markets.

Summary of Key Quarterly Segment Data – European RVs

NET SALES:	Three Months Ended January 31, 2020	% of Segment Net Sales
European
Motorcaravan	$382,422	60.0%
Campervan	97,923	15.4%
Caravan	69,909	11.0%
Other	86,861	13.6%
Total European	$637,115	100.0%

# OF UNITS:	Three Months Ended January 31, 2020	% of Segment Units
European
Motorcaravan	$7,372	51.6%
Campervan	3,304	23.1%
Caravan	3,620	25.3%
Total European	$14,296	100.0%

ORDER BACKLOG	As of January 31, 2020
European	$1,141,981

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year
	2019
Motorcaravan and Campervan (2)	25.8%
Caravan	20.5%

(1) Source: European Caravan Federation ("ECF"), YTD December 31, 2019. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The ECF reports motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Second Quarter Operating Results

1.

Thor reported consolidated net sales of $2.0 billion for the second quarter of fiscal 2020. This represents an increase of $712.6 million or 55.2% compared to the prior year. What factors drove the sales growth?

a.

The $712.6 million increase in sales for the second quarter was mainly the result of the addition of the net sales of EHG. That acquisition, which comprises the European Recreational Vehicles segment, generated revenues of $637.1 million in the second quarter. In addition to the European sales, Thor reported an increase of $102.3 million, or 11.6%, in net sales in the North American Towable RV segment, which was partially offset by a modest decrease of $27.8 million, or 7.5%, in net sales in the North American Motorized RV segment.

2.	Thor's second quarter gross profit margin increased by 180 basis points on a year-over-year basis. What were the main factors causing this improvement?
a.

Our improvement of 180 basis points in consolidated gross profit margin was primarily driven by our North American Towables segment, which saw gross profit margin increase by 240 basis points, from 10.9% in the second quarter of 2019 to 13.3% in the second quarter of 2020. North American Motorized RV gross profit margin also improved 20 basis points to 10.0% from 9.8% in the prior year quarter, in spite of the aforementioned 7.5% sales decrease, and the European RV segment provided a gross profit margin of 12.5%. Gross profit margin in both North American RV segments was positively impacted by management-led actions to reduce material and labor costs as a percentage of sales.

3.	What was Thor's adjusted EBITDA for the second quarter?
a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items within our financial statements that might be helpful in considering this question:

	Three Months Ended January 31, 2020	Six Months Ended January 31, 2020
	(000's)	(000's)
Income Before Income Taxes (1)	$34,863	$103,497
Depreciation & Amortization (2)	48,945	99,152
Impairment Charges (1)	10,057	10,057
Net Interest Expense (1)	26,260	53,310
Stock-Based Compensation Expense (3)	5,062	10,075
	$125,187	$276,091

As a % of Consolidated Net Sales	6.2%	6.6%

(1) From the Income Statement	(2) From the Business Segments footnote	(3) From the Statement of Cash Flows

4.	What were some of the management-led actions that resulted in reduced material and labor as a percentage of sales within the North American segments?
a.

We have found opportunities to reduce costs and improve margins over time by implementing operational process improvements, establishing closer partnerships with our suppliers to reduce costs through more efficient ordering patterns and coordinating teamwork among our companies. We have also been mindful of building product to demand and understanding where we have opportunities to better optimize our labor and employees on an ongoing basis.

Market and Competition

5.	North American backlog has increased 19.3%; is this an indication that dealer inventory rationalization is nearing completion?
a.

The increase in backlog is a very good indication that dealer inventory has returned to a more normalized level and is reflective of dealer optimism and their desire to grow their inventory in anticipation of the upcoming seasonal selling season. North American Towable RV backlog at January 31, 2020 was $948.1 million, an increase of approximately $136.0 million, or 16.8%, from the January 31, 2019 level of $812.0 million; while North American Motorized RV backlog at January 31, 2020 increased approximately $144.5 million, or 22.6%, to $784.4 million from $639.9 million a year earlier.

European RV backlog was $1.14 billion as of January 31, 2020, reflecting current levels of demand within the European market.

6.	What is your outlook for the RV industry in the coming year for North America? For Europe? What metrics do you monitor to gauge the health of the industry?
a.

Absent a significant economic impact to the United States or Europe as a result of the coronavirus or the presidential election, our long-term outlook for the RV industry currently includes the following:

The U.S. domestic economy continues to show historically low unemployment, improving household incomes, availability of both wholesale and consumer credit, and strong consumer confidence. The upcoming 2020 elections may cause near-term uncertainty, but independent dealer confidence in the RV market currently remains positive. Our independent dealers also continue to invest in the growth of their businesses, which further demonstrates their long-term confidence in the industry.

In Europe, we have seen record attendance at several early-season RV consumer shows, and dealer outlook continues to be positive. Assuming continued stability or improvement in consumer confidence, low interest rates with modest rate increases and the absence of negative economic factors, we would expect to see continued long-term growth for the European RV industry.

In both North America and Europe, the indicators we look at include retail sales, employment rates, disposable income, availability of credit, gasoline prices and availability, consumer confidence and interest rates, all of which generally continue to be positive. We also obtain frequent dealer feedback regarding current retail conditions.

The present outlook is for continued robustness of RV demand in both North America and Europe. Our outlook calls for a return to a rational market in the North American RV industry as the wholesale inventory levels normalize. In a more macro sense, our outlook remains consistent with what we have seen to date in both North America and Europe.

For fiscal 2020, we are still forecasting North American retail sales to be flat to modestly down for the calendar year. However we are seeing signs of potential upside for the remainder of our fiscal year, absent an economic surprise resulting from the pending U.S. presidential election or impacts from the coronavirus.

7.	Thor has been losing market share in the North American market. What are you doing to address this issue?
a.

We are maintaining our approach to balance margin and profitability with market share to make sure that we are not pursuing sales with irrational pricing. At the same time, we are refocusing our efforts and have implemented a strategic initiative to ensure we have the right products, at the right price points, with the quality our dealers and end consumers expect, and are positioned at the right dealers to maintain and grow our share. When the inventory rationalization affected our entire industry, some of our competitors chose a different approach to our prudent balance of market share and margin. In doing so, they gained share at the cost of margin. Historically, such gains have proven to be transient and unsustainable. While we understand this approach, it is not one that our management team believes is best for our Company. That said, within the context of solid margins, we are focused on improving our current market share and have implemented specific initiatives designed to enhance our position.

Integration

8.

You have now owned EHG for a full year. Would you comment on the integration progress? Additionally, EHG's SG&A costs are higher than Thor's in North America, why? Is there an opportunity to lower EHG's costs?

a.

Our integration activities are proceeding well, and we have made measurable progress which will translate into significant savings in a number of areas, particularly within procurement and supply chain management. Our first revised contracts leveraging our global spend have been recently implemented. We are also well on the path of adopting numerous global best practices, including sharing of various R&D initiatives. We have effectively connected the R&D teams within EHG and our US-based entities, and we have teams now collaborating together on future R&D developments.

In addition, as we announced in January, we will be bringing Hymer-branded products to the North American market through our recent establishment of Hymer USA. We have identified team members and are already leveraging our cross-border talent in setting up this new facility and implementing German-style processes and equipment to produce some of EHG's best products here within the United States.

We have also identified a number of other areas that will benefit from leveraging our collective talented and experienced employees, and we expect that this leveraging will continue to grow over time. We have been pleased with both the integration progress and the opportunity for significant value creation between the two companies. The synergies from the integration of EHG are a focal point of Thor’s overall strategic plan for 2020 and beyond.

Yes, there are opportunities to lower EHG’s SG&A costs and also to leverage their investments globally. We have already identified a number of cost savings opportunities, specifically the reduction of back office expenses such as insurance and third-party consultant costs, that are currently in various stages of implementation. We are leveraging some of our third-party relationships to fully benefit all parts of our global organization. We also believe that we will be able to leverage certain EHG’s investments, such as those within marketing and advertising, across our global operations and that additional opportunities will be identified to lower EHG's SG&A costs over time.

9.	Can you give more color on Hymer USA?
a.

In January, we announced the formation of Hymer USA, a new subsidiary which will produce RVs in Bristol, Indiana, utilizing European manufacturing practices, automation and control standards – a first for North America's RV industry. Employees in key product development roles and with specific European manufacturing expertise will relocate from Germany to Bristol to allow Hymer USA to replicate its proven manufacturing process in collaboration with Thor's skilled American workforce. The Company will utilize an existing, newly renovated, company-owned facility with the expectation of investing approximately $8 to $10 million in additional capital expenditures during fiscal 2020. We plan to offer a complete range of Hymer brands in the U.S., starting with motorhomes and later introducing lightweight travel trailers. We expect to have products to show at our Open House in September, and we expect to have product available in the market in time for the 2021 selling season.

Financial Questions

10.	What are your cash priorities?
a.

Our primary short-term priorities, for the use of current and future available cash generated from operations, continue to be the same, namely funding current operations, paying dividends and reducing acquisition-related debt. We will also consider strategic and opportunistic repurchase of shares under our share repurchase program and special dividends as determined by the Board of Directors.

11.	How quickly do you plan to repay the debt?
a.

Our goal is to pay down the debt as quickly as possible, and, as we outlined in our long-term strategic priorities, our goal is to generate significant cash flow from operations which will provide us with the ability to repay our long-term debt as well as fund our strategic goals through 2025.

12.	What level of capital expenditures do you anticipate in the remainder of fiscal 2020, and what are the main capex projects that will be taken on?
a.

We anticipate capital expenditures during the remainder of fiscal 2020 for the Company ranging from approximately $75 million to $85 million, primarily for the completion of certain building projects and replacing and upgrading machinery, equipment and other assets throughout our facilities to be used in the ordinary course of business. Also included is approximately $8 to 10 million of capital expenditures that are expected to be invested in the build-out of the Hymer USA facility and related equipment. It is important to note that our capital expenditures generally are very flexible and can be modified with short notice depending on market conditions.

Forward-Looking Statements

This document includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; component supply disruption related to the coronavirus outbreak; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products, services and production facilities; consumer preferences; the ability to efficiently utilize existing production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; equity investment impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are sold; and changes to our investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.